NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the SEC of its intention to remove the entire class of 8% Quarterly Interest Bonds due August 15, 2031 (the 'QUIBS') of Hilton Hotels Corporation (the 'Company') from listing and registration on the Exchange at the opening of business on November 5, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the QUIBS are no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that, effective as of October 24, 2007, the Company merged with and into BH Hotels Acquisition Inc. a wholly-owned subsidiary of BH Hotels LLC, an entity controlled by investment funds affiliated with The Blackstone Group L.P. The Common Stock of the Company was suspended before the opening of business on October 25, 2007. 1. The Exchange's Listed Company Manual, Section 802.01D, states in part that 'the Exchange is not limited by the criteria set forth in this section. Rather, it may make an appraisal of, and determine on an individual basis, the suitability for continued listing of an issue in the light of all pertinent facts whenever it deems such action appropriate, even though a security meets or fails to meet any enumerated criteria.' In view of the fact that the Common Stock of the Company was suspended from trading on the Exchange on October 25, 2007, following the aforementioned merger, the Exchange also considered the appropriateness of the continued listing of the QUIBS and determined that the QUIBS are no longer suitable for continued listing on the Exchange. 2. The Exchange, on October 24, 2007, determined that the QUIBS of the Company should be suspended from trading before the opening of the trading session on October 25, 2007, and directed the preparation and filing with the Commission of this application for the removal of the QUIBS from listing and registration on the Exchange. 3. Pursuant to the above authorization, a press release was issued on October 24, 2007, and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on October 24, 2007 and other various dates of the proposed suspension of trading in the QUIBS. Similar information was included on the Exchange's website. Trading in the QUIBS on the Exchange was suspended before the opening of the trading session on October 25, 2007. 4. On October 25, 2007, the Exchange received an email from the Company advising that it will not contest the delisting of the QUIBS from the NYSE.